     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2000


                                                      REGISTRATION NO. 333-92823

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            LITTON INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3812                          95-1775499
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                            21240 BURBANK BOULEVARD
                     WOODLAND HILLS, CALIFORNIA 91367-6675
                                  818-598-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPLE EXECUTIVE OFFICES)

                             JOHN E. PRESTON, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            21240 BURBANK BOULEVARD
                     WOODLAND HILLS, CALIFORNIA 91367-6675
                                  818-598-5000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                              FRANK H. GOLAY, JR.
                              SULLIVAN & CROMWELL
                             1888 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067-1725
                                  310-712-6600

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION
         TO BE REGISTERED                REGISTERED           PER UNIT(1)              PRICE             FEE(2)(3)
----------------------------------------------------------------------------------------------------------------------
8% Senior Notes Due 2009..........      $400,000,000              100%              $400,000,000          $105,600
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the Registration Fee.

(2) Calculated in accordance with Rule 457(f)(2) under the Securities Act, based upon the book value of the Registrant's outstanding 8% Senior Notes due 2009.


(3) Previously paid.



    This Amendment No. 2 is being filed for the sole purpose of providing a cover page to this Registration Statement which was omitted from Amendment No. 1.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    [LOGO]      LITTON INDUSTRIES, INC.


                 OFFER TO EXCHANGE ITS 8% SENIOR NOTES DUE 2009
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
          FOR ANY AND ALL OF ITS OUTSTANDING 8% SENIOR NOTES DUE 2009
            WHICH WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM
                 REGISTRATION UNDER THE SECURITIES ACT OF 1933

We are offering to exchange up to $400,000,000 aggregate principal amount of our 8% Senior Notes Due 2009 that have been registered under the Securities Act of 1933 (the "Exchange Notes") for the same aggregate principal amount of our outstanding 8% Senior Notes Due 2009 which were issued and sold in a transaction exempt from registration under the Securities Act of 1933 (the "Initial Notes").

                          TERMS OF THE EXCHANGE OFFER


- Expires 5:00 P.M. New York City time April 14, 2000, unless extended.


- We will accept for exchange all outstanding Initial Notes that are validly tendered and not validly withdrawn.

- You may withdraw the tender of your Initial Notes at any time prior to the expiration of the exchange offer.

- The exchange offer is not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

- We will not receive any proceeds from the consummation of the exchange offer.

- We believe that the exchange of new Exchange Notes for outstanding Initial Notes will not be a taxable exchange for U.S. federal income tax purposes.

- We do not intend to apply for listing of any of the Exchange Notes to be issued on any securities exchange or to arrange for them to be quoted on any quotation systems.

                  TERMS OF THE NOTES TO BE ISSUED IN EXCHANGE

- The terms of the Exchange Notes to be issued in the exchange are substantially identical to the terms of the Initial Notes for which the offer to exchange is being made, except that we believe that the Exchange Notes to be issued in the exchange will be freely transferable under the Securities Act of 1933 and will be issued free of any covenants regarding exchange and registration rights.

- The Exchange Notes to be issued in the exchange and the Initial Notes for which the offer to exchange is being made are redeemable at our option at any time at a redemption price determined as set forth in this Prospectus.

- Just as with respect to the Initial Notes, interest will be payable on the Exchange Notes to be issued in the exchange semi-annually on October 15 and April 15 of each year, beginning April 15, 2000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF OUR OFFER OR THE EXCHANGE NOTES TO BE ISSUED IN THE EXCHANGE OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus (and the accompanying Letter of Transmittal and related documents) and any amendments of supplements carefully before making your investment decision.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.


The date of this Prospectus is March 15, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    3
Where You Can Find More Information.........................    3
Litton......................................................    4
Use of Proceeds.............................................    4
Capitalization..............................................    5
Selected Consolidated Financial Data........................    6
Description of the Initial Notes and the Exchange Notes.....    8
Exchange Offer..............................................   15
Certain United States Federal Income Tax Considerations.....   21
Plan of Distribution........................................   21
Validity of Exchange Notes..................................   22
Experts.....................................................   22

                           FORWARD-LOOKING STATEMENTS

In addition to historical information, this Prospectus contains (or incorporates by reference) forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's current assumptions and estimates of future performance and economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially. For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see Litton's Annual Report on Form 10-K for the year ended July 31, 1999, and other documents, filed with the Securities and Exchange Commission ("SEC").

You are cautioned not to place undue reliance on these forward-looking statements, which may be accurate only as of the date on which they were made. We do not promise to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We are incorporating by reference into this Prospectus the information we file with the SEC, which means:

- incorporated documents are considered part of this Prospectus;

- we can disclose important information to you by referring you to those documents; and

- information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC and any future filings made with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until completion of the offering of the Exchange Notes:

- Our Annual Report on Form 10-K for the year ended July 31, 1999 as filed with the SEC on October 8, 1999.

- Our Quarterly Reports on Form 10-Q for the quarters ended October 31, 1999 and January 31, 2000 as filed with the SEC on December 8, 1999 and March 13, 2000, respectively.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

       Litton Industries, Inc.
       21240 Burbank Boulevard
       Woodland Hills, California 91367-6675
       Attention: Investor Relations
       Telephone: (818) 598-5000

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated in this Prospectus by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

                                     LITTON

Litton supplies advanced electronic and information systems and is a primary builder of large surface combatant ships for the U.S. Navy. Litton is also a global supplier of electronic components and materials to the telecommunications, industrial and computer markets. Our businesses are reported in four business segments: Advanced Electronics, Information Systems, Ship Systems and Electronic Components and Materials. We were founded in 1953 and have evolved into a major international organization with approximately 39,900 employees at more than 24 divisions in eight countries. The U.S. Government is a significant customer of the Advanced Electronics, Information Systems and Ship Systems segments.

Litton is a Delaware corporation, and our principal executive offices are at 21240 Burbank Boulevard, Woodland Hills, California 91367-6675, telephone (818) 598-5000.

ADVANCED ELECTRONICS

The Advanced Electronics segment is a major supplier and integrator of electronic systems and related services to the U.S. and international military and commercial markets. The principal businesses comprising the Advanced Electronics segment are navigation, guidance and control systems, marine electronics and electronic warfare systems. The primary products include inertial navigation systems, IFF (identification friend or foe) systems, marine bridge, steering and machinery control systems, displays, computers, laser range finders and target designators, threat warning and electro-optical systems, microwave tubes and military air traffic control systems. We also provide and integrate shipboard engineering, information and communications control systems and avionics systems.

INFORMATION SYSTEMS

The Information Systems segment is a leading supplier of information systems, technology and related services to the U.S. Government (for both defense and non-defense applications), as well as state, local and commercial customers. In addition to systems integration and networking solutions, this segment supplies tactical command, control and communication systems to military customers and provides systems and related services and support to other non-defense governmental and commercial customers.

SHIP SYSTEMS

The Ship Systems segment is engaged in the building of large multimission surface combatant ships and is a provider of overhaul, repair, modernization, ship design and engineering services. Avondale Industries, Inc. ("Avondale"), acquired on August 2, 1999, is reported with this segment.

ELECTRONIC COMPONENTS AND MATERIALS

The Electronic Components and Materials segment designs and manufactures backpanel assemblies, printed circuit boards, specialty motors, slip rings and signal, power and fiber optic connectors and produces soldering materials, laser crystals, gallium arsenide substrates and microwave components for primarily commercial markets worldwide.

                                USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. We used the net proceeds from the original sale of the Initial Notes on October 13, 1999, to refinance then outstanding commercial paper used to fund the acquisition of Avondale.

                                 CAPITALIZATION

The following table sets forth as of January 31, 2000 the capitalization of Litton, which reflects the issuance of the Initial Notes and the application of the proceeds therefrom.

                                                              JANUARY 31, 2000
                                                              ----------------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Short-Term Obligations:
  Commercial Paper..........................................       $  349
  Notes Payable to Banks....................................           39
  Current Portion of Long-Term Obligations..................            7
                                                                   ------
          Short-Term Obligations............................       $  395
                                                                   ======
Long-Term Obligations:
  Senior Notes Due 2003.....................................       $  100
  Initial Notes.............................................          400
  Senior Debentures Due 2018................................          200
  Debentures Due 2026.......................................          300
  Debentures Due 2036.......................................          100
  Economic Development Revenue Bonds Due 2024...............           84
  Non-U.S. Pension Accruals.................................           64
  Other.....................................................           48
                                                                   ------
          Long-Term Obligations.............................       $1,296
                                                                   ======
Shareholders' Investment:
  Voting Preferred Stock -- Series B........................       $    2
  Common Stock -- 120 million shares authorized at $1.00 par value; 45,552,468 shares outstanding at January 31,
     2000...................................................           46
  Additional Paid-in Capital................................          346
  Retained Earnings.........................................        1,040
  Cumulative Currency Translation Adjustment................          (49)
                                                                   ------
          Total Shareholders' Investment....................        1,385
                                                                   ------
            Total Capitalization............................       $3,076
                                                                   ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

The Selected Consolidated Financial Data below should be read in conjunction with the more detailed information appearing in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 1999. The Selected Consolidated Financial Data for each of the five years ended July 31, 1999 have been derived from audited consolidated financial statements, certain of which are incorporated by reference herein. The Selected Consolidated Financial Data for the six-month periods ended January 31, 2000 and January 31, 1999 are derived from unaudited financial statements and, in the opinion of management, include all adjustments necessary to present fairly the data for such periods.

                                   SIX MONTHS ENDED
                                      JANUARY 31,                       YEAR ENDED JULY 31,
                                  -------------------   ----------------------------------------------------
                                    2000       1999       1999       1998       1997       1996       1995
                                  --------   --------   --------   --------   --------   --------   --------
                                                                       (DOLLARS IN MILLIONS)
OPERATING RESULTS:
  Sales and Service Revenues....  $2,719.8   $2,338.5   $4,827.5   $4,399.9   $4,175.5   $3,611.5   $3,319.7
  Segment Operating Profit:
     Before Special Charges and
       Voluntary
       Settlement(1)............  $  244.8   $  215.0   $  432.4   $  410.0   $  369.6   $  320.1   $  280.5
     Special Charges(1).........      (6.3)        --      (74.6)        --         --         --         --
     Voluntary Settlement(1)....        --         --      (18.5)        --         --         --         --
                                  --------   --------   --------   --------   --------   --------   --------
  Total Operating Profit........  $  238.5   $  215.0   $  339.3   $  410.0   $  369.6   $  320.1   $  280.5
                                  ========   ========   ========   ========   ========   ========   ========
  Earnings before Interest
     Expense and Taxes on
     Income(1)..................  $  209.3   $  188.4   $  288.2   $  361.6   $  322.6   $  279.9   $  239.9
  Earnings before Cumulative
     Effect of a Change in
     Accounting Principle, net
     of tax(1),(4)..............  $   89.6   $   91.2   $  120.6   $  181.4   $  162.0   $  150.9   $  135.0
  Cumulative Effect of a Change
     in Accounting Principle,
     net of tax(4)..............      (2.8)        --         --         --         --         --         --
                                  --------   --------   --------   --------   --------   --------   --------
  Net Earnings(1)...............  $   86.8   $   91.2   $  120.6   $  181.4   $  162.0   $  150.9   $  135.0
                                  ========   ========   ========   ========   ========   ========   ========
  Sales to the U.S. Government
     as a Percent of Total Sales
     and Service Revenues.......        67%        65%        65%        66%        67%        71%        73%
FINANCIAL POSITION AT PERIOD
  END:
  Working Capital...............  $  320.9   $  243.3   $  292.6   $  162.6   $  121.2   $   68.8   $  130.1
  Total Assets..................   4,967.5    4,148.5    4,199.9    4,049.8    3,519.7    3,431.4    2,559.6
  Long-term Obligations.........   1,295.8      775.4      859.3      771.3      507.3      514.5      103.6
  Shareholders' Investment......   1,385.2    1,258.9    1,300.2    1,187.2    1,039.0      917.3      758.1
  Total Borrowed Funds to Total
     Capital....................        55%        48%        44%        47%        39%        45%        15%
OTHER SELECTED FINANCIAL
  INFORMATION:
  Ratio of Earnings to Fixed
     Charges(2).................       3.2x       4.3x       3.2x       5.0x       5.1x       8.0x      12.2x
  Capital Expenditures..........  $   59.0   $   55.3   $  124.7   $  115.7   $  113.1   $   91.0   $   98.3
  Depreciation and Amortization
     Expense....................      95.7       79.9      160.6      147.6      137.5      113.8       95.4
  Research and Development
     Expenditures...............     127.5      140.2      315.6      233.8      241.8      217.0      227.1
  Backlog at Period End(3)......   8,233.6    6,241.9    6,602.2    6,041.5    5,525.5    5,666.9    5,137.8
  Number of Employees at Period
     End........................    39,900     35,100     34,800     34,900     31,500     33,500     29,100

------------------------------
(1) Results for fiscal year 1999 were impacted by non-recurring and special charges totaling $116.8 million pre-tax and $77.4 million after tax. Results for the six months ended January 31, 2000 were impacted by $34 million in cost growth provisions recorded for two systems development programs for integrated electronics which was offset by the reversal of $12.5 million in contract losses no longer required as a result of the sale of the Litton Enterprise Solutions, Inc. subsidiary ("LES"). The sale of LES resulted in a gain of $7.6 million and special charges of $6.3 million primarily for additional noncancelable software and hardware lease obligations.

(2) The Ratio of Earnings to Fixed Charges is computed by dividing the sum of historical Earnings before Taxes on Income and Fixed Charges, as adjusted, by Fixed Charges. Fixed Charges represent interest (including capitalized interest) and amortization of debt discount and expense and that portion of rental expense which is deemed to be representative of interest.

(3) In addition, our PRC Inc. (acquired in fiscal year 1996) and TASC, Inc. (acquired in fiscal year 1998) subsidiaries had unfunded backlog with potential contract values totaling approximately $2.2 billion and $2.0 billion at January 31, 2000 and January 31, 1999, respectively, and $2.2 billion, $1.8 billion, $1.5 billion and $1 billion for fiscal years 1999, 1998, 1997 and 1996, respectively.

(4) Effective August 1, 1999, Litton adopted Statement of Position 97-3 ("SOP 97-3"), "Accounting by Insurance and Other Enterprises for Insurance Related Assessments", which required a change in the accounting for assessments by the workers' compensation second-injury fund administered by the Department of Labor. The resulting cumulative effect of a change in accounting principle was a charge of $2.8 million, net of tax.

            DESCRIPTION OF THE INITIAL NOTES AND THE EXCHANGE NOTES

The Initial Notes were, and the Exchange Notes will be, issued as a separate series of our senior debt securities under an indenture, dated as of April 13, 1998 (the "Indenture"), between us and The Bank of New York, as trustee. Because this is a summary, it does not contain all the information that may be important to you. The following description of specific terms of the Notes is qualified in its entirety by reference to the provisions of the Indenture. Capitalized and other terms not otherwise defined in this Prospectus shall have the meanings given to them in the Indenture. You may obtain a copy of the Indenture from Litton upon request. See "Where You Can Find More Information" in this Prospectus.

The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series.

The Initial Notes were, and the Exchange Notes will be, issued in an aggregate principal amount of $400,000,000. The Initial Notes were, and the Exchange Notes will be, issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Initial Notes were, and the Exchange Notes will be, unsecured senior obligations of Litton and, as such, will rank pari passu in right of payment with all other existing and future senior indebtedness of Litton and senior in right of payment to all existing and future subordinated indebtedness of Litton. As of January 31, 2000, Litton had approximately $1.2 billion in aggregate principal amount of indebtedness outstanding which ranked pari passu in right of payment with the Initial Notes and the Exchange Notes. See "Capitalization" in this Prospectus.

GENERAL

The specific terms of the Initial Notes and the Exchange Notes are set forth below:

- Title: 8% Senior Notes due 2009

- Principal amount: $400,000,000

- Maturity date: October 15, 2009

- Interest rate: 8%

- Date interest starts accruing: October 18, 1999

- Interest payment dates: April 15 and October 15

- First interest payment date: April 15, 2000

- Regular record dates for interest: April 1 and October 1

- Computation of interest: Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

- Form of Notes: The Notes will be in the form of one or more global notes deposited with or on behalf of The Depository Trust Company ("DTC").

- Sinking fund: The Notes will not be subject to any sinking fund.

- Status: The Notes will constitute a series of our unsecured senior debt securities.

Further references in this Prospectus to the "Notes" are to the Initial Notes and the Exchange Notes, treated as a single series of security.

OPTIONAL REDEMPTION

We may, at our option, redeem the Notes, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 15 basis points plus, in each case, accrued interest to the date of redemption.

"Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

"Quotation Agent" means the Reference Treasury Dealer appointed by Litton.

"Reference Treasury Dealer" means (i) each of J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Banc of America Securities LLC, BNY Capital Markets, Inc., Chase Securities Inc. and Salomon Smith Barney Inc. and their respective successors unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we shall substitute another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by Litton.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Litton, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

FURTHER ISSUES

The Notes will be issued in an initial aggregate principal amount of $400,000,000. However, we may from time to time, without the consent of the existing holders of the Notes, create and issue additional Notes under the Indenture having the same terms and conditions as the Notes in all respects except for issue date and issue price. Additional Notes issued in this manner will be consolidated with and form a single series with the previously outstanding Notes.

BOOK-ENTRY SYSTEM; DELIVERY AND FORM

The Notes will be represented by one or more global notes in fully registered form.

The global notes will be deposited with, or on behalf of, DTC and registered in the name of its nominee, Cede & Co. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its participants) and its participants.

Ownership of interests in the global notes will be limited to persons who have accounts with DTC or persons who have accounts through participants ("indirect participants") in DTC. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of participants) and the records of participants (with respect to interests of indirect participants).

The laws of some countries and some states in the United States may require that certain purchasers of any securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the book-entry interests in the global notes.

So long as DTC or its nominee is the holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole holder of the global notes for all purposes under the Indenture and the Notes. Except as described under "Definitive Registered Notes," participants or indirect participants will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each direct or indirect participant must rely on the procedures of the DTC and, if that person is an indirect participant in DTC, on the procedures of the participant in DTC, through which that person owns its interest, to exercise any rights and remedies of a holder under the Indenture.

INFORMATION CONCERNING DTC

DTC has advised Litton that:

DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to indirect participants (as defined above), such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the procedures described in this Prospectus to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Litton nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

SAME-DAY SETTLEMENT AND PAYMENT

Settlement for the Notes represented by the global notes will be made in immediately available funds. All payments of principal and interest on the global notes will be made in immediately available funds.

The Notes will trade in DTC's same-day funds settlement system until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

DEFINITIVE REGISTERED NOTES

Owners of book-entry interests in the global notes will receive individual certificated Notes in fully registered form ("Definitive Registered Notes") only in the following circumstances:

- if DTC notifies Litton or the book-entry depository in writing that it (or its nominee) is unwilling or unable to continue to act as a depository registered under the Exchange Act and a successor depository registered as a clearing agency under the Exchange Act (in the case of DTC) or successor registered as a clearing agency under the Exchange Act is not appointed by Litton within 90 days; or

- at any time if Litton determines that the global notes for Notes should be exchanged for Definitive Registered Notes (in whole but not in part).

In addition to the foregoing, during the continuance of an Event of Default (as defined below), holders of book-entry interests will be entitled to request and receive Definitive Registered Notes. Such Definitive Registered Notes will be issued to and registered in the name of, or as directed by, that person only upon the request in writing made through a DTC participant.

Any Definitive Registered Notes will be issued in fully registered form in denomination of $1,000 principal amount and integral multiples of $1,000. To the extent permitted by law, Litton, the trustee and any paying agent shall be entitled to treat the person in whose name any Definitive Registered Note is registered as the absolute owner thereof. While any global note is outstanding, holders of Definitive Registered Notes may exchange their Definitive Registered Notes for a corresponding book-entry interest in that global note by surrendering their Definitive Registered Notes to the trustee and providing the certificates and opinions required by the Indenture. The trustee will make the appropriate adjustments to the global note underlying that book-entry interest to reflect any issue or surrender of Definitive Registered Notes. The Indenture contains provisions relating to the maintenance by a registrar of registers reflecting ownership of Definitive Registered Notes, if any, and other provisions customary for a debt security listed on the register maintained by the registrar. Payment of principal and interest on each Definitive Registered Note will be made to the holder appearing on the applicable register at the close of business on the record date at his address shown on the applicable register on the record date.

PAYMENTS ON THE NOTES

Payments of any amounts owing in respect of the global notes will be made through one or more paying agents appointed under the Indenture to DTC as the holder of the global notes. Initially, the paying agent for the Notes will be The Bank of New York, as trustee.

Litton expects that DTC or its nominee, upon receipt of any payment made in respect of the global notes, will credit its participants' accounts with such payments in amounts proportionate to their respective interest in the principal amount of such global note as shown on the records of DTC or its nominee. Payments by participants to owners of interests held through such participants will be governed by standing customer instructions and customary practices of the participants.

None of Litton, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing any records relating to such book-entry interests or beneficial ownership interests.

CERTAIN COVENANTS

Other than as described below, the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Notes protection in the event of a sudden and significant decline in the credit quality of Litton or a takeover, recapitalization or highly leveraged or similar transaction involving Litton.

Limitation on Liens; Sale Leaseback

Litton will not, and will not permit any subsidiary to, create, assume or suffer to exist any lien on any Restricted Property (as defined below), to secure any debt of Litton, any subsidiary or any other person, or permit any subsidiary so to do, without securing the Notes equally and ratably with such debt for so long as such debt shall be so secured, subject to certain exceptions. Exceptions include:

- existing liens or liens on facilities of corporations at the time they become subsidiaries;

- liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;

- certain liens required by contracts with, and in favor of, governmental entities; and

- liens otherwise prohibited by such covenant, securing indebtedness which, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by such covenant and the value of certain sale and leaseback transactions, does not exceed 15% of Litton's consolidated net tangible assets (defined as total assets less current liabilities and intangible assets).

In addition, Litton will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction covering any Restricted Property unless (i) Litton would be entitled under the provisions described above to incur debt equal to the value of such sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the Notes, or
(ii) Litton, during the six months following the effective date of such sale and leaseback transaction, applies an amount equal to the value of such sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property.

"Restricted Property" is defined as (i) any manufacturing facility (or portion thereof) owned or leased by Litton or any subsidiary and located within the continental United States which, in the opinion of the Board of Directors of Litton, is of material importance to the business of Litton and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Litton's consolidated net tangible assets, or (ii) any shares of capital stock or indebtedness of any subsidiary owning any such manufacturing facility.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of the Notes or any other outstanding debt securities, consolidate with, merger into or be merged into, or transfer or lease our property and assets substantially as an entirety to another entity. However, we may only do this if: (i) the successor entity is a corporation and assumes by supplemental indenture all of our obligations under the Notes, any other outstanding debt securities and the Indenture, and (ii) after giving effect to the transaction, no Default or Event of Default (as defined below) has occurred and is continuing. After that time, all of our obligations under the Notes, any other outstanding debt securities and the Indenture terminate.

EVENTS OF DEFAULT

Any one of the following is an "Event of Default" with respect to any series of debt securities, including the Notes:

- if we default in the payment of interest on the debt securities of such series, and such default continues for 30 days;

- if we default in the payment of the principal of any debt security of such series;

- if we fail to comply with any of our other agreements in the debt securities of such series, in the Indenture or in any supplemental indenture under which the debt securities of such series were issued, which failure continues for 60 days after we receive notice from the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of that series; and

- if certain events of bankruptcy or insolvency occur with respect to Litton.

If an Event of Default with respect to the debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of that series may declare the principal (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable. When such declaration is made, such principal (or, in the case of original issue discount securities, such specified amount) will be immediately due and payable. The holders of a majority in principal amount of debt securities of that series may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration).

Holders of debt securities may not enforce the Indenture, or the debt securities except as provided in the Indenture. The trustee may require indemnity satisfactory to it before it enforces the Indenture or the debt securities. Subject to certain limitations, the holders of more than 50% in principal amount of the debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. The trustee may withhold from holders of debt securities notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

AMENDMENT AND WAIVER

With the consent of the holders of more than 50% of the principal amount of the outstanding debt securities of each series that will be affected (with each series voting as a class), Litton and the trustee may amend or supplement the Indenture or modify the rights of the holders of debt securities of each series. Such majority holders may also waive compliance by us with any provision of the Indenture, any supplemental indenture or the debt securities of any such series except a default in the payment of principal or interest. However, without the consent of the holder of each debt security affected, an amendment or waiver may not:

- reduce the amount of debt securities whose holders must consent to an amendment or waiver;

- change the rate or the time for payment of interest;

- change the principal or the fixed maturity;

- waive a default in the payment of principal or interest;

- make any debt securities payable in a different currency; or

- make any change in the provisions of the Indenture concerning (i) waiver of existing defaults; (ii) rights of holders of debt securities to receive payment; or (iii) amendments and waivers with consent of holders of debt securities.

We and the trustee may amend or supplement the Indenture without the consent of any holder of any of the debt securities to cure any ambiguity, defect or inconsistency in the Indenture, the debt securities or for certain other limited purposes, including to make any change that does not adversely affect the rights of any holder of debt securities.

DEFEASANCE AND COVENANT DEFEASANCE

The Indenture provides that we (a) may be discharged from our obligations in respect of the debt securities of a specified series including the Notes ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance") including those described under "Certain Covenants -- Limitation on Liens; Sale Leaseback" and "Certain Covenants -- Consolidation, Merger and Sale of Assets", when we have irrevocably deposited with the trustee, in trust, (i) sufficient funds to pay the principal of (and premium, if any) and interest to stated maturity (or redemption) on, the debt securities of such series, or (ii) such amount of direct obligations of, or obligations guaranteed by, the government which issued the currency in which the debt securities are denominated, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment, be sufficient to pay when due the principal of (and premium, if any) and interest to stated maturity (or redemption) on, the debt securities of such series. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, our delivery of an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred.

GOVERNING LAW

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

We maintain banking and other business relationships in the ordinary course of business with The Bank of New York.

                                 EXCHANGE OFFER

GENERAL

We hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, which together constitute the Exchange Offer, to exchange up to $400,000,000 aggregate principal amount of Exchange Notes due 2009 for the same aggregate principal amounts of Initial Notes due 2009, properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. We are making the Exchange Offer for all of the Initial Notes due 2009; the total aggregate principal amount of Initial Notes due 2009 and Exchange Notes due 2009 will not exceed $400,000,000.

PURPOSE OF THE EXCHANGE OFFER

Under the terms of the Registration Rights Agreement, dated as of October 13, 1999, among Litton and J.P. Morgan & Co., Credit Suisse First Boston, Banc of America Securities LLC, BNY Capital Markets, Inc., Chase Securities Inc. and Salomon Smith Barney as representatives of the Initial Purchasers of the Initial Notes, we are required to file with the SEC and use our reasonable best efforts to cause to become effective a registration statement with respect to issues of Exchange Notes identical in all material respects to the Initial Notes and, upon becoming effective, to offer the Holders of the Initial Notes of each series the opportunity to exchange their Initial Notes for the Exchange Notes of identical series.

We will be entitled to close the Exchange Offer provided that we have accepted all Initial Notes that have been validly tendered in accordance with the terms of the Exchange Offer. Initial Notes not tendered in the Exchange Offer shall bear interest at the same rates in effect at the time of issuance of the Initial Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

The Exchange Offer will expire at 5:00 p.m., New York City time, on April 14, 2000, unless we, in our sole discretion, extend the period of time described below for which the Exchange Offer is open. The expiration date will be at least 30 days after the commencement of the Exchange Offer, or longer if required by applicable law. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and as a result delay acceptance for exchange of any Initial Notes by giving oral notice, which shall be confirmed in writing or written notice to the Exchange Agent and by giving written notice of this extension to the holders of the Initial Notes or by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release through the Dow Jones News Service, in each case, no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the Exchange Offer for a specified period of time. During any such extension, all Initial Notes previously tendered will remain subject to the Exchange Offer.

In addition, we expressly reserve the right to terminate or amend the Exchange Offer and not to accept for exchange any Initial Notes not previously accepted for exchange upon the occurrence of any of the events specified below under "Certain Conditions to the Exchange Offer". If any such termination or amendment occurs, we will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Initial Notes as promptly as practicable.

PROCEDURES FOR TENDERING INITIAL NOTES

Your tender to us of Initial Notes as set forth below and the acceptance by us of such tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal.

You may tender Initial Notes by (1) properly completing and signing the Letter of Transmittal or a facsimile copy of the Letter of Transmittal and delivering it, together with the certificate or certificates representing the Initial Notes being tendered, if any, and any required signature guarantees, to the Exchange Agent at its address set forth below on or prior to 5:00 p.m., New York City time, on the expiration date, or complying with the procedure for book-entry transfer described below, or (2) complying with the guaranteed delivery procedures described below.

The method of delivery of Initial Notes, Letters of Transmittal and all other required documents is at your election and risk and the delivery will be deemed made only when actually received by the Exchange Agent. If such delivery is by mail, we recommend that registered mail properly insured, with return receipt requested, or an overnight or hand delivery service, be used. In all cases, sufficient time should be allowed to insure timely delivery. No Initial Notes or Letters of Transmittal should be sent to us.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Initial Notes surrendered for exchange pursuant thereto are tendered (1) by a registered holder of the Initial Notes who has not completed the box entitled "Specific Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (2) for the account of an Eligible Institution as defined herein. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a participant in a recognized signature guaranty medallion program (each an "Eligible Institute"). If Initial Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Initial Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereof guaranteed by an Eligible Institution.

The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Initial Notes at the book-entry transfer facility, The Depository Trust Company, for the purposes of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Initial Notes by causing such book-entry transfer facility to transfer such Initial Notes into the Exchange Agent's account with respect to the Initial Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Initial Notes may be effected through book-entry transfer in the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

If you desire to accept the Exchange Offer and time will not permit a Letter of Transmittal or Initial Notes to reach the Exchange Agent on or prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect an exchange if the Exchange Agent has received at its address or facsimile number set forth below on or prior to the Expiration Date a letter, telegram or facsimile from an Eligible Institution setting forth your name and address, the name in which the Initial Notes are registered and, if possible, the certificate number or numbers of the certificate or certificates representing the Initial Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date the Initial Notes in proper form for transfer, or a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal and any other required documents. Unless Initial Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above, accompanied or preceded by a properly completed Letter of Transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of a Notice of Guaranteed Delivery which may be used by an Eligible Institution for the purposes described in this paragraph from the Exchange Agent.

Your tender will be deemed to have been received as of the date when (1) your properly completed and duly signed Letter of Transmittal accompanied by the Initial Notes, or a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility, is received by the Exchange Agent, or (2) a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuance of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect by an Eligible Institution will be made only against deposit of the Letter of Transmittal and any other required documents and the tendered Initial Notes.


All questions as to the validity, form, eligibility, time of receipt and acceptance of Initial Notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding on all parties. We reserve the right to reject any and all tenders of any particular Initial Notes not properly tendered or reject any particular shares of Initial Notes the acceptance of which might, in our judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or condition of the Exchange Offer as to any particular Initial Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Initial Notes in the Exchange Offer. The interpretation of the terms and conditions of the Exchange Offer, including the Letter of Transmittal and the instructions thereto, by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes for exchange must be cured within such time as we shall determine. Neither we nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

If the Letter of Transmittal or any Initial Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

If you are not a broker-dealer or are a broker-dealer but are not receiving Exchange Notes for your own account, by tendering you will represent to us that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, that you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and you are not an "affiliate" of Litton as defined in Rule 405 under the Securities Act of 1933 or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933, to the extent applicable. Each broker-dealer that is receiving Exchange Notes for its own account in exchange for Initial Notes that were acquired as a result of market-making or other trading activities will represent to us that it will deliver a prospectus in connection with any resale of such Initial Notes.

In addition, we reserve the right in our sole discretion to (1) purchase or make offers for any Initial Notes that remain outstanding subsequent to the expiration date, or, as set forth under "Certain Conditions to the Exchange Offer", to terminate the Exchange Offer and (2) to the extent permitted by applicable law, purchase Initial Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

WITHDRAWAL RIGHTS

You may withdraw tenders of Initial Notes at any time prior to 5:00 p.m., New York City time, on the business day prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal sent by letter, telegram or facsimile must be received by the Exchange Agent at any time prior to 5:00 p.m., New York City time, on the business day prior to the expiration date at its address or facsimile a number set forth below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Initial Notes to be withdrawn (the "Depositor"), the name in which the Initial Notes are registered or, if tendered by book-entry transfer, the name of the Participant, listing as the owner of such Initial Notes, if different from that of the Depositor, (ii) identify the Initial Notes to be withdrawn, including the certificate number of numbers of the certificates representing such Initial Notes and the aggregate principal amount of such Initial Notes, (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the Transfer Agent with respect to the Initial Notes to register the transfer of such Initial Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notice will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Initial notes so withdrawn are validly retendered. Any Initial Notes which have been tendered but which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn Initial Notes may be retendered by following one of the procedures described above under "Procedures for Tendering Initial Notes" at any time prior to the Expiration Date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

Upon satisfaction or waiver of all of the conditions to the Exchange Offer we will accept, promptly after the Expiration Date, all Initial Notes properly tendered and will issue the Exchange Notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Initial Notes for exchange when we have given oral or written notice thereof to the Exchange Agent.

In all cases, issuance of the Exchange Notes in exchange for Initial Notes pursuant to the Exchange Offer will be made only after timely receipt by us of such Initial Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Initial Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted Initial Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the rejection of such tender or the expiration or termination of the Exchange Offer.

UNTENDERED INITIAL NOTES

Holders of Initial Notes whose Initial Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto. Following consummation of the Exchange Offer, the holders of Initial Notes will continue to be subject to the existing restrictions upon transfer thereof and, except as provided in the Registration Rights Agreement mentioned above, we will have no further obligation to such holders to provide for the registration under the Securities Act of 1933 of the Initial Notes held by them. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Initial Notes could be adversely affected.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or issue Exchange Notes in exchange for, any Initial Notes, and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Initial Notes for exchange, any of the following events shall occur:

(1) an injunction, order or decree shall have been issued by any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the Exchange Offer; or

(2) there shall occur a change in the current interpretation of the staff of the Commission which current interpretation permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Initial Notes to be offered for resale, resold and otherwise transferred by holders thereof, other than by (1) a broker-dealer who purchases such Exchange Notes directly from Litton to resell pursuant to

Rule 144A, Regulation S or any other available exemption under the Securities Act of 1933 or (2) a person that is an affiliate of Litton within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of Exchange Notes.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed on going right which may be asserted by us at any time and from time to time.

If we determine that we may terminate the Exchange Offer, as set forth above, we may (1) refuse to accept any Initial Notes and return any Initial Notes that have been tendered to their holders, (2) extend the Exchange Offer and retain all Initial Notes tendered prior to the expiration date, subject to the rights of such holders of tendered shares of Initial Notes to withdraw their tendered Initial Notes, or (3) waive such termination event with respect to the Exchange Offer and accept all properly tendered Initial Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, we will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Initial Notes, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Initial Notes, if the Exchange Offer would otherwise expire during such period.

In addition, we will not accept for exchange any Initial Notes tendered, and no Exchange Notes will be issued in exchange for any such Initial Notes, if at any time any stop order shall be threatened by the SEC or in effect with respect to the Registration Statement.

The Exchange Offer is not conditioned on any minimum principal amount of Initial Notes being tendered for exchange.

EXCHANGE AGENT

The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions regarding Exchange Offer procedures should be directed to the Exchange Agent addressed as follows:

       By Mail:                        By Hand or Overnight Delivery:
The Bank of New York                   The Bank of New York
Corporate Trust Division               Corporate Trust Division
101 Barclay Street, 21 West            101 Barclay Street, 21 West
New York, New York 10286               New York, New York 10286
Attention: Santino Ginocchietti        Attention: Santino Ginocchietti
  Reorganization Unit                  Reorganization Unit

                          By Facsimile: (212) 815-4699
                      Confirm by Telephone: (212) 815-6331

The Bank of New York is also the Transfer Agent for the Initial Notes and Exchange Notes.

SOLICITATION OF TENDERS, FEES AND EXPENSES

We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptance of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the

Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred by us in connection with the Exchange Offer will be paid by us.

No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given. We are not seeking tenders of Initial Notes from or on behalf of holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance of Initial Notes would not be in compliance with the laws of such jurisdiction.

TRANSFER TAXES

We will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Initial Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Exchange Notes pursuant to the Exchange Offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of or exemption from transfer taxes is not submitted with the Letter of Transmittal, the amount of transfer taxes will be billed directly to the tendering holders.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

If you are considering exchanging your Initial Notes for Exchange Notes you should consult your own tax advisor concerning the consequences, in your particular circumstances, under the Code and the laws of any other taxing jurisdiction, of such exchange.

This discussion is not intended to deal with all aspects of U.S. federal income taxation that might be relevant to you in light of your investment or tax circumstances or status, nor does it discuss the U.S. federal income tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws, such as if you are a certain type of financial institution, insurance company, dealer in securities or foreign currency, a tax-exempt organization, a foreign corporation or a nonresident alien individual, or if you are holding Initial Notes or Exchange Notes as a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or if your functional currency is not the United States dollar. Moreover, the effect of any state, local or foreign tax laws is not discussed.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. IF YOU ARE A HOLDER OF AN INITIAL NOTE THAT IS PARTICIPATING IN THE EXCHANGE OFFER YOU ARE STRONGLY URGED TO CONSULT WITH YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF YOUR PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE EXCHANGE OF THE INITIAL NOTES FOR THE EXCHANGE NOTES UNDER THE EXCHANGE OFFER.

EXCHANGE OFFER

The exchange of the Initial Notes by you for the Exchange Notes should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially from the Initial Notes. The Exchange Notes received by you should be treated as a continuation of the Initial Notes. As a result, there should be no federal income tax consequences to you for exchanging the Initial Notes for the Exchange Notes and the federal income tax consequences of holding and disposing of the Exchange Notes should be the same as the federal income tax consequences of holding and disposing of the Initial Notes. Accordingly, your adjusted tax basis in the Exchange Notes will be the same as your adjusted tax basis in the Initial Notes and your holding period for the Initial Notes will be included in your holding period for the Exchange Notes. Thus, the determination of gain on a sale or other disposition of the Exchange Notes will be the same as for the Initial Notes.

ACCOUNTING TREATMENT

No gain or loss for accounting purposes will be recognized by us upon the consummation of the Exchange Offer.

                              PLAN OF DISTRIBUTION

Based on no-action letters issued by the staff of the SEC to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by holders thereof other than (1) a broker-dealer who purchases such Exchange Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933 or (2) a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 provided that Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Any holder of Initial Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. Thus, any Exchange Notes acquired by such holders will not be freely transferable except in compliance with the Securities Act of 1933.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a period of 90 days after the Expiration Date, this Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of such Exchange Notes. During such 90-day period, we will use our reasonable best efforts to make this Prospectus available to any broker-dealer for use in connection with such resale, provided that such broker-dealer indicates in the Letter of Transmittal that it is a broker-dealer.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act of 1933. The Letter of Transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

                           VALIDITY OF EXCHANGE NOTES

The validity of the Exchange Notes will be passed upon for Litton by John E. Preston, Esq., the Senior Vice President and General Counsel of Litton. As of January 31, 2000, Mr. Preston beneficially owns 13,024 shares of common stock of Litton, 1,777 nonvoting deferred stock units equal to 1,777 shares of common stock of Litton, and has options to purchase 82,258 shares of common stock of Litton.

                                    EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Litton's Annual Report on Form 10-K for the year ended July 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any proceedings, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Litton's Certificate of Incorporation provides that Litton may indemnify its agents to the maximum extent permitted under Delaware law, and maintains insurance covering certain liabilities of the directors and officers of Litton and its subsidiaries.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
3.1      Restated Certificate of Incorporation of the Registrant,
         filed as Exhibit 3.1 to the Registrant's 1984 Annual Report on Form 10-K, and incorporated herein by reference.*
3.2      Amendment to the Registrant's Restated Certificate of
         Incorporation, filed as Exhibit 3.1(a) to the Registrant's
         October 31, 1986 Quarterly Report on Form 10-Q, and
         incorporated herein by reference.*
3.3      Amended and Restated By-laws of the Registrant, filed as
         Exhibit 3.2 to the Registrant's January 31, 1999 Quarterly
         Report on Form 10-Q, and incorporated herein by reference.*
3.4      Amendment to Restated and Amended By-laws of the Registrant, filed as Exhibit 3.1 to the Registrant's October 31, 1999
         Quarterly Report on Form 10-Q, and incorporated herein by
         reference.*
4.1      Indenture dated as of April 13, 1998 between the Registrant and The Bank of New York, Trustee, under which the 8% Senior
         Notes due 2009 were issued, filed as Exhibit 4.1 to the
         Registrant's April 30, 1998 Quarterly Report on Form 10-Q,
         and incorporated herein by reference.*
4.4      Form of Exchange Security*
5.1      Opinion of John E. Preston, Esq., Senior Vice President and
         General Counsel of the Registrant.*
12.1     Statement re: Computation of Ratios
23.1     Consent of John E. Preston, Esq. (included in Exhibit 5.1)*
23.2     Independent Auditors' Consent
24.1     Power of Attorney (Michael R. Brown)*
24.2     Power of Attorney (John M. Leonis)*
24.3     Power of Attorney (Alton J. Brann)*
24.4     Power of Attorney (Orion L. Hoch)*
24.5     Power of Attorney (David E. Jeremiah)*
24.6     Power of Attorney (William P. Sommers)*
24.7     Power of Attorney (Joseph T. Casey)*
24.8     Power of Attorney (C. B. Thornton, Jr.)*
24.9     Power of Attorney (Carol B. Hallett)*
25.1     Form T-1 Statement of Eligibility of the Trustee with
         respect to the 8% Senior Notes Due 2009, filed as Exhibit
         25.1 to the Registrant's Form 8-K dated April 7, 1998, and incorporated herein by reference.*

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
99.1     Form of Letter of Transmittal
99.2     Form of Guaranty of Delivery
99.3     Form of Exchange Agent Agreement*

---------------
* Previously filed.

ITEM 22. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement.

          (2) that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons of the Registrant pursuant to the foregoing provisions, or otherwise the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 15th day of March, 2000.


                                          LITTON INDUSTRIES, INC.

                                          By:    /s/ D. MICHAEL STEUERT
                                            ------------------------------------
                                                     D. Michael Steuert
                                              Senior Vice President and Chief
                                                      Financial Officer
                                               (principal financial officer)


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment Number 2 to Registration Statement has been signed on March 15, 2000 by the following persons in the capacities indicated.



                        SIGNATURE                                            CAPACITY
                        ---------                                            --------
                  /s/ *MICHAEL R. BROWN                         Chairman of the Board, President,
---------------------------------------------------------       Chief Executive Officer
                    Michael R. Brown                            (principal executive officer)

                 /s/ D. MICHAEL STEUERT                         Senior Vice President and
---------------------------------------------------------       Chief Financial Officer
                   D. Michael Steuert                           (principal financial officer)

                  /s/ CAROL A. WIESNER                          Vice President and Controller
---------------------------------------------------------       (principal accounting officer)
                    Carol A. Wiesner

                   /s/ *ALTON J. BRANN                                       Director
---------------------------------------------------------
                     Alton J. Brann

                  /s/ *JOSEPH T. CASEY                                       Director
---------------------------------------------------------
                     Joseph T. Casey

                  /s/ *CAROL B. HALLETT                                      Director
---------------------------------------------------------
                    Carol B. Hallett

                   /s/ *ORION L. HOCH                                        Director
---------------------------------------------------------
                      Orion L. Hoch

                 /s/ *DAVID E. JEREMIAH                                      Director
---------------------------------------------------------
                    David E. Jeremiah

                   /s/ *JOHN M. LEONIS                                       Director
---------------------------------------------------------
                     John M. Leonis

                 /s/ *WILLIAM P. SOMMERS                                     Director
---------------------------------------------------------
                   William P. Sommers

                        SIGNATURE                                            CAPACITY
                        ---------                                            --------
                 /s/ *C.B. THORNTON, JR.                                     Director
---------------------------------------------------------
                   C.B. Thornton, Jr.

                 By: /s/ JOHN E. PRESTON
---------------------------------------------------------
                     John E. Preston
                    Attorney-in-Fact*


* By authority of Powers of Attorney.

                                  EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
3.1      Restated Certificate of Incorporation of the Registrant,
         filed as Exhibit 3.1 to the Registrant's 1984 Annual Report on Form 10-K, and incorporated herein by reference.*
3.2      Amendment to the Registrant's Restated Certificate of
         Incorporation, filed as Exhibit 3.1(a) to the Registrant's
         October 31, 1986 Quarterly Report on Form 10-Q, and
         incorporated herein by reference.*
3.3      Amended and Restated By-laws of the Registrant, filed as
         Exhibit 3.2 to the Registrant's January 31, 1999 Quarterly
         Report on Form 10-Q, and incorporated herein by reference.*
3.4      Amendment to Restated and Amended By-laws of the Registrant, filed as Exhibit 3.1 to the Registrant's October 31, 1999
         Quarterly Report on Form 10-Q, and incorporated herein by
         reference.*
4.1      Indenture dated as of April 13, 1998 between the Registrant and The Bank of New York, Trustee, under which the 8% Senior
         Notes due 2009 were issued, filed as Exhibit 4.1 to the
         Registrant's April 30, 1998 Quarterly Report on Form 10-Q,
         and incorporated herein by reference.*
4.4      Form of Exchange Security*
5.1      Opinion of John E. Preston, Esq., Senior Vice President and
         General Counsel of the Registrant.*
12.1     Statement re: Computation of Ratios
23.1     Consent of John E. Preston, Esq. (included in Exhibit 5.1)*
23.2     Independent Auditors' Consent
24.1     Power of Attorney (Michael R. Brown)*
24.2     Power of Attorney (John M. Leonis)*
24.3     Power of Attorney (Alton J. Brann)*
24.4     Power of Attorney (Orion L. Hoch)*
24.5     Power of Attorney (David E. Jeremiah)*
24.6     Power of Attorney (William P. Sommers)*
24.7     Power of Attorney (Joseph T. Casey)*
24.8     Power of Attorney (C. B. Thornton, Jr.)*
24.9     Power of Attorney (Carol B. Hallett)*
25.1     Form T-1 Statement of Eligibility of the Trustee with
         respect to the 8% Senior Notes Due 2009, filed as Exhibit
         25.1 to the Registrant's Form 8-K dated April 7, 1998, and incorporated herein by reference.*
99.1     Form of Letter of Transmittal
99.2     Form of Guaranty of Delivery
99.3     Form of Exchange Agent Agreement*

---------------
* Previously filed.